UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Employee Letters

On December 21, 2012, the Company or its subsidiary and Cameron Strang and Brian Roberts entered into new employee letters, which will be effective on January 1, 2013, that replace any other employment or severance agreement between the participant and the Company or any of its subsidiaries. Each of these individuals elected to participate in the Warner Music Group Corp. Senior Management Cash Flow Plan (the “Plan”), and these new employee letters were a condition to their participation in the Plan.

The employee letter provides for at-will employment (where permitted by applicable law), annual salary equal to (or, for Cameron Strang, an increase in annual salary to $2,250,000) the participant’s current base salary, a right to participate in the Plan, a right to fringe benefits generally available to Company employees of a similar level and a right to a severance payment to the participant on his or her termination of employment by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the employee letter). In addition, the employee letters require the participants to comply with the restrictive covenants in the LLC Agreement.

The severance payment provided under the employee letters will equal 75% of a participant’s annual salary if a qualifying termination occurs prior to the first anniversary of the date the participant’s employee letter was entered into, and 50% of the participant’s annual salary if the qualifying termination occurs after the first anniversary. Each severance payment will be conditioned on the participant’s execution of a release (in the Company’s standard form at the time) of the Company and its affiliates.

Allocations under the Warner Music Group Corp. Senior Management Cash Flow Plan

Pursuant to their elections to participate in the Plan, Cameron Strang and Brian Roberts will receive fixed allocations of .925% and .19% of the Company’s “free cash flow” (as such term is defined in the Plan), respectively. In addition, in connection with their participation in the Plan, Cameron Strang and Brian Roberts will have the opportunity under the Plan to acquire up to .4625% and .095% of Deferred Equity Units (as such term is defined in the Plan), and also they will be granted .4625% and .095% Matching Equity Units (as such term is defined in the Plan), respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	Paul M. Robinson
	Name:	Paul M. Robinson
	Title:	EVP & General Counsel

Date: December 28, 2012

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